Exhibit 10.44

EXECUTION COPY

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, dated as of October 6, 2006 (this “Loan Agreement”), is entered by and between MASCOMA CORPORATION, a Delaware corporation (“Borrower”); and PINNACLE VENTURES, L.L.C. as agent (“Agent”) for the lenders identified on Schedule 1 hereto (such lenders, together with their respective successors and assigns are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and the Lenders. Capitalized terms used and not otherwise defined in this Loan Agreement shall have the respective meanings given to such terms in Article 10.

In consideration of the covenants, conditions and agreements set forth herein and intending to be legally bound, the parties agree as follows:

Article 1. THE LOANS.

Section 1.01 Commitment. Subject to the terms and conditions of this Loan Agreement, Lenders agree to advance to Borrower (the “Advances”) from time to time on or prior to March 31, 2007 (the “Funding Termination Date”), one or more term loans in an aggregate principal amount of up to Five Million Dollars ($5,000,000). Advances shall be made not more often than monthly in amounts of no less than One Hundred Thousand Dollars ($100,000) provided that if there is less than One Hundred Thousand Dollars available to be borrowed under this Section 1.01, then such Advance shall not be less than the available principal amount to be borrowed. Borrower may prepay Advances in accordance with Section 1.02(d).

Section 1.02 Interest and Payments.

(a)	Interest. Borrower shall pay interest in advance on the unpaid principal amount of each Advance from the date of such Advance until such Advance is paid in full, at a per annum rate of interest equal to the Prime Rate determined as of the date of such Advance plus one hundred fifty hundred (150) basis points, based upon a year of 360 days and actual days elapsed. If Borrower pays interest on such Advance which is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the Advance.

(b)	Payments of Principal and Interest. For each Advance, Borrower shall make equal payments of interest only (payable in advance) on the first Business Day of each month (each a “Payment Date”) through December 31, 2007. Thereafter, Borrower shall make thirty (30) equal payments of principal and interest (payable in advance) on the first Business Day of each month (each a “Payment Date”) until the Advance is paid in full. The amount of each such payment shall be sufficient to fully amortize the principal and interest due on the applicable Advance over such thirty (30) month period.

(c)	Interim Interest Payment. For each Advance, unless the Funding Date is a Payment Date, Borrower shall make an advance payment of interest at the otherwise applicable rate referred to in Section 1.02(a) on the Funding Date for the period from the Funding Date to the first Payment Date.

(d)

Prepayment. Upon five (5) Business Days’ prior written notice to Agent, Borrower may, at its option, at any time, prepay the Advances, in whole or in part in an amount of at least $250,000 of principal, in an amount equal to the outstanding principal amounts of the Advances, plus accrued and unpaid interest thereon through and including the date of such prepayment, plus any other amounts then due to Lenders provided, that if any Advance is prepaid (i) in calendar 2007, there will be a 2% premium on the outstanding principal amount payable in conjunction with the prepayment, (ii) in calendar year

2008, there will be a 1% premium on the outstanding principal amount payable in conjunction with the prepayment, and (iii) after calendar year 2008, there will be a no premium on the outstanding principal amount payable in conjunction with the prepayment.

Section 1.03 Use of Proceeds; the Advances and the Notes; Disbursement.

(a)	Use of Proceeds. The proceeds of the Advances shall be used for general corporate purposes.

(b)	The Advances and the Notes. The obligation of Borrower to repay the aggregate unpaid principal amount of and interest on each Advance shall be evidenced by a Note setting forth the principal amount of such Advance and the payments due. Agent shall keep a record of the payments made under each Note on its books which records shall be prima facie evidence of the amounts paid under the Notes absent manifest error. Any failure by Agent to obtain or retain such a Note shall not limit or otherwise affect the obligations of Borrower to pay amounts due hereunder with respect to an Advance.

(c)	Notice and Disbursement. Whenever Borrower desires Lenders to make an Advance, Borrower shall notify Agent in writing at least ten (10) Business Days in advance of the desired Funding Date, which notice shall be irrevocable. Lenders’ obligation to make Advances shall be subject to the satisfaction of the conditions set forth in Section 3.01(b). Subject to the satisfaction of the conditions set forth in this Loan Agreement, each Lender shall disburse its pro rata portion of each Advance to the account of Borrower as specified in Section 9.06.

Section 1.04 Other Payment Terms.

(a)	Place and Manner. All regularly scheduled payments due to the Lenders shall be effected by automatic debit of the appropriate funds from Borrower’s Primary Operating Account. Borrower shall make all other payments due to the Lenders in lawful money of the United States, in immediately available funds, at the address for payments specified in Section 9.06.

(b)	Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)	Default Rate. If any amounts required to be paid by Borrower under this Loan Agreement or the other Transaction Documents (including principal or interest payable on the Advance, any fees or other amounts) remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate, outstanding principal balance hereunder from the date due until such past due amounts are paid in full, at a per annum rate equal to the Default Rate. All computations of such interest shall be based on a year of 360 days and actual days elapsed.

(d)	Commitment Fee. Agent has received a commitment fee from Borrower in the amount of $10,000 (the “Commitment Fee”). The Commitment Fee is fully earned and will be retained by Agent.

(e)	Legal Fees and Expenses. Borrower shall reimburse Lender for Lender’s reasonable legal costs and expenses, up to a maximum of $10,000, incurred in preparing and negotiating the Transaction Documents.

Article 2. CREATION OF SECURITY INTEREST.

Section 2.01 Grant of Security Interest. Borrower grants and pledges to Agent on behalf of all Lenders a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt payment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Transaction Documents. Subject only to Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Notwithstanding termination of this Loan Agreement, Agent’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

Section 2.02 Liabilities Unconditional. Borrower is and shall remain absolutely and unconditionally liable for the performance of its obligations under the Transaction Documents, including without limitation any deficiency by reason of the failure of the Collateral to satisfy all amounts due to Agent or the Lenders under any Transaction Document.

Article 3. CLOSING.

Section 3.01 Conditions Precedent. The obligation of Lenders to fund an Advance shall be subject to the following conditions precedent:

(a)	Conditions to Closing. Agent shall have received in connection with the Closing in form and substance satisfactory to Agent:

(i)	This Loan Agreement, duly executed by Borrower;

(ii)	Copies, certified by the Secretary or Assistant Secretary of Borrower, of: (A) the Certificate of Incorporation and Bylaws of Borrower (as amended to the date of this Loan Agreement), (B) the resolutions adopted by Borrower’s board of directors authorizing the transaction and the documents being executed in connection therewith, and (C) the incumbency of the officers executing this Loan Agreement and the other Transaction Documents on behalf of Borrower.

(iii)	Good Standing Certificate(s) with respect to Borrower from Borrower’s state of incorporation and principal place of business, if different, (each) as of a date acceptable to Agent.

(iv)	Evidence of the insurance coverage required by Section 5.06 of this Loan Agreement.

(v)	All necessary consents of shareholders and other third parties with respect to the subject matter of the Loan Agreement and the other documents being executed in connection therewith.

(vi)	A Warrant Purchase Agreement in the form provided by Agent and agreed to by Borrower, duly executed by Borrower.

(vii)	The Warrants to be issued to the designees of the Lenders in forms provided by Agent and agreed to by Borrower, duly executed by Borrower.

(viii)	A Management Rights Agreement in the form provided by Agent and agreed to by Borrower, duly executed by Borrower.

(ix)	Agreements sufficient to perfect a security interest in Borrower’s deposit accounts and securities accounts executed by each applicable bank or other financial institution, in forms reasonably acceptable to Agent.

(x)	All other documents as Agent shall have reasonably requested.

(xi)	A legal opinion of counsel to Borrower in form and substance reasonably satisfactory to Agent.

(xii)	Closing of a preferred stock equity financing of at least Five Million Dollars ($5,000,000) from existing preferred stockholders.

(b)	Conditions to Funding of Each Advance. Prior to the funding of each Advance, the following conditions with respect to such Advance shall have been satisfied by Borrower or waived by Agent:

(i)	Borrower shall have executed and delivered a Note in the form of Exhibit A prepared by Agent setting forth the terms of the Advance.

(ii)	No Event of Default or Default shall have occurred and be continuing.

(iii)	In Agent’s reasonable discretion, no event or condition shall exist that has had or could be reasonably expected to have a Material Adverse Effect.

(iv)	The representations and warranties contained in this Loan Agreement and the other Transaction Documents to which Borrower is a party shall be true and correct in all material respects as if made on the date of funding of the Advance and the items listed on any schedule shall be reasonably acceptable to Agent, except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(v)	Each of the Transaction Documents shall be in full force and effect.

(vi)	Borrower shall have provided to Agent such documents, instruments and agreements, including financing statements or amendments to financing statements, as Agent shall reasonably request to evidence the perfection and priority of the security interests granted to Agent.

Article 4. REPRESENTATIONS AND WARRANTIES OF BORROWER.

Borrower represents and warrants to Agent that:

Section 4.01 Due Incorporation. Qualification, etc. Each of Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

Section 4.02 Authority. The execution, delivery and performance by Borrower of each Transaction Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the power of Borrower and (ii) have been duly authorized by all necessary actions on the part of Borrower.

Section 4.03 Enforceability. Each Transaction Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 4.04 Non-Contravention. The execution and delivery by Borrower of the Transaction Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate any Requirement of Law applicable to Borrower; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material Contractual Obligation of Borrower; or (iii) result in the creation or imposition of any Lien upon any property, asset or revenue of Borrower (except such Liens as may be created in favor of Agent pursuant to this Loan Agreement or the other Transaction Documents).

Section 4.05 Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the shareholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by Borrower and the performance and consummation of the transactions contemplated thereby.

Section 4.06 No Violation or Default. None of Borrower or Borrower’s Subsidiaries is in violation of or in default with respect to (i) any Requirement of Law; or (ii) any Contractual Obligation (nor is there any waiver in effect which, if not in effect, would result in such a violation or default), where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, neither Borrower nor Borrower’s Subsidiaries (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws, where such violation, liability or investigation could reasonably be expected to have a Material Adverse Effect. No Event of Default or Default has occurred and is continuing.

Section 4.07 Litigation. No actions (including, without limitation, derivative actions), suits, proceedings or investigations are pending or, to the knowledge of Borrower, threatened against Borrower or Borrower’s Subsidiaries at law or in equity in any court or before any other Governmental Authority which if adversely determined (i) could reasonably be expected (alone or in the aggregate) to have a Material Adverse Effect or (ii) seeks to enjoin, either directly or indirectly, the execution, delivery or performance by Borrower of the Transaction Documents or the transactions contemplated thereby.

Section 4.08 Title. Borrower has good and marketable title to all Collateral, free and clear of all Liens, other than Permitted Liens. Borrower has no other deposit accounts or securities accounts, other than the deposit accounts and securities accounts described in Schedule 2. Except as described in Schedule 2. the Collateral is not in the possession of any third party bailee (such as at a warehouse). All Inventory is in all material respects of good and marketable quality, free from material defects.

Section 4.09 Financial Statements. The Financial Statements of Borrower which have been delivered to Agent (i) are in accordance with the books and records of Borrower and its Subsidiaries; (ii) have been prepared in conformity with generally accepted accounting principles; and (iii) fairly present in all material respects the consolidated financial position of Borrower as of the dates presented therein and the results of operations, changes in financial positions or cash flows, as the case may be, for the periods presented therein in accordance with generally accepted accounting principles. As of the date hereof, none of Borrower or any of Borrower’s Subsidiaries has any contingent obligations that are required to be included in financial statements in accordance with generally accepted accounting principles, liability for taxes or other outstanding obligations which are material in the aggregate, except as disclosed in the most recent audited Financial Statements (including the notes thereto) furnished by Borrower to Agent prior to the date hereof.

Section 4.10 Taxes. Each of Borrower and its Subsidiaries has filed or caused to be filed all tax returns that are required to be filed by it except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower and Borrower’s Subsidiaries have paid, or made provision for the payment of, all Taxes which have or may have become due pursuant to said returns or otherwise, except such Taxes, if any, which are being contested in good faith and as to which adequate reserves (determined in accordance with generally accepted accounting principles) have been provided or which could not reasonably be expected to have a Material Adverse Effect if unpaid.

Section 4.11 Catastrophic Events: Labor Disputes. Neither Borrower nor Borrower’s Subsidiaries and none of their properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which Borrower or Borrower’s Subsidiaries is a party which could reasonably be expected to have a Material Adverse Effect, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of Borrower, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a Material Adverse Effect.

Section 4.12 No Material Adverse Effect. No event has occurred and no condition exists (excluding general economic conditions) which could reasonably be expected to have a Material Adverse Effect.

Section 4.13 First Priority. Assuming the timely filing of financing statements covering the Collateral, the security interest granted hereby constitutes a first priority security interest in and Lien on all of the Collateral, subject only to Permitted Liens.

Section 4.14 Principal Place of Business. Borrower is incorporated in the jurisdiction stated in the first sentence of this Loan Agreement, and the office where Borrower will keep all records and files regarding the Collateral is set forth in Section 9.07. Except as disclosed on Schedule 2, Borrower has not done business under any name other than that specified on the signature page hereof. All Borrower’s Inventory and Equipment is located only at the locations set forth in Section 9.07 or on Schedule 2 or at such other locations as are permitted under Section 5.12.

Section 4.15 Intellectual Property. Borrower is the sole owner of the Intellectual Property the Borrower purports to own (the “Borrower IP”) and that there are no Liens on such Intellectual Property, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. To Borrower’s knowledge, no part of the Borrower IP has been judged invalid or unenforceable, in whole or in part, and no claim has been received by Borrower that any part of the Borrower IP violates the rights of any third party.

Section 4.16 Investments. Borrower does not own any Investments in any Person, except for Permitted Investments.

Article 5. COVENANTS OF BORROWER.

While any Obligations (other than any obligations arising under the Warrant or Section 5.04 hereof) or unfunded Commitments remain outstanding:

Section 5.01 Financial Statements. Borrower shall provide to Agent the financial statements specified in this Section 5.01, prepared in accordance with generally accepted accounting principles, consistently applied (except, in the case of unaudited financial statements, for the absence of footnotes and normal year-end adjustments); provided, however, that after the effective date of the initial registration statement covering a public offering of Borrower’s securities, Borrower shall only be required to deliver those financial statements required to be filed by the Securities and Exchange Commission, to be provided as soon as practicable and no less frequently than quarterly.

(a)	As soon as practicable (and in any event within thirty (30) days after the end of each month), an unaudited balance sheet as of the end of such month and unaudited statements of income or loss, retained earnings or deficit, cash flows and capital structure of Borrower for such month, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to fairly present in all material respects the data reflected therein.

(b)	As soon as practicable (and in any event within one hundred twenty (120) days after the end of each fiscal year), an audited balance sheet as of the end of such year (consolidated if applicable), and related statements of income or loss, retained earnings or deficit, cash flows and capital structure of Borrower for such year, setting forth in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an audit report and unqualified opinion of the independent certified public accountants of recognized national standing selected by Borrower.

Section 5.02 Other Information. Borrower shall promptly provide to Agent: (a) copies of all board packages delivered to its board of directors in connection with board meetings or otherwise, (b) notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which suits or proceedings if decided adversely to Borrower could reasonably be expected to result in costs or damages to Borrower of Fifty Thousand Dollars ($50,000) or more, (c) notice of any Default, Event of Default, Event of Loss, or any matter which has resulted or is likely to result in a Material Adverse Effect, and (d) any additional information (including but not limited to tax returns, income statements, balance sheets, and names of principal creditors) as Agent shall reasonably request which is necessary to evaluate Borrower’s continuing financial obligations.

Section 5.03 Corporate Identity. Borrower shall notify Agent in writing thirty (30) days prior to any change in Borrower’s principal place of business or chief executive office and any change of Borrower’s name, identity or corporate structure.

Section 5.04 Equity Investment. Borrower shall permit Agent and the Lenders, at their option, to purchase in Borrower’s Series B round of private equity financing the securities sold in such equity financing at the same price and on the same terms as paid and received by the lead investor of the equity financing in an aggregate amount of up to $600,000. Borrower agrees that it shall notify Agent promptly upon the execution by Borrower of a term sheet or letter of intent setting forth the terms and conditions of such financing and in any event within five (5) days of such execution. Agent and the Lenders may assign this right of purchase to their Affiliates.

Section 5.05 Authorization for Automated Clearinghouse Funds Transfer. Borrower shall (i) authorize Agent to initiate debit entries to Borrower’s account specified in Section 9.06 (“Borrower’s Primary Operating Account”) through Automated Clearinghouse (“ACH”) transfers, in order to satisfy regularly scheduled payments of principal, interest and fees; (ii) provide Agent at least thirty (30) days notice of any change in Borrower’s Primary Operating Account; and (iii) grant Agent any additional authorizations necessary to begin ACH debits from a new account which becomes Borrower’s Primary Operating Account.

Section 5.06 Insurance. Borrower shall, at its own expense, maintain the following types of insurance, with companies with an A-5 Best rating or better, in amounts acceptable to Agent:

(a)	All Risk. “All risk” insurance against loss or damage to the Collateral. The deductible shall not exceed $25,000. The policy shall name Agent as sole loss payee with respect to the Collateral, shall not be invalidated by any action of or breach of warranty by Borrower of any provision thereof and shall waive subrogation against Agent.

(b)	General Liability Insurance. Commercial general liability insurance (including contractual liability, products liability and completed operations coverages) reasonably satisfactory to Agent. The limit of liability shall be at least $2,000,000 per occurrence. The policy shall be without deductible, except for products liability coverage which may have a deductible up to $25,000. The policy(ies) shall name Agent as additional insured in the full amount of Borrower’s liability coverage limits (or the coverage limits of any successor to Borrower or such successor’s parent which is providing coverage), be primary and without contribution as respects any insurance carried by Agent and contain cross liability and severability of interest clauses.

(c)	Other Insurance. Such other insurance against risks of loss and with terms as shall be reasonably required by Agent.

All policies of insurance shall provide that Agent shall be given thirty (30) days notice of cancellation of coverage. On or prior to the first Funding Date and prior to each policy renewal, Borrower shall furnish to Agent, certificates of insurance or other evidence satisfactory to Agent that insurance complying with all of the above requirements is in effect.

Section 5.07 Taxes and Other Liabilities. Borrower shall pay all Indebtedness when due; pay all Taxes and other governmental or regulator assessments before delinquency or before any penalty attaches thereto, except as may be contested in good faith by the appropriate procedures and for which Borrower shall maintain appropriate reserves; and timely file all required tax returns.

Section 5.08 Title. Borrower shall promptly notify Agent in writing of any event which materially affects the value of the Collateral, the ability of Borrower or Agent to dispose of the Collateral, or the rights or remedies of Agent in relation thereto, including, but not limited to, the levy of any legal process against the Collateral. Upon request by Agent, Borrower shall deliver to Agent any and all evidence of ownership of, and certificates of title to, any and all of the Equipment.

Section 5.09 Further Identification of Collateral. Borrower shall promptly advise Agent of any material change in the composition of the Collateral and shall furnish to Agent from time to time such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Agent may reasonably request, all in reasonable detail.

Section 5.10 Good Repair. Borrower shall keep and maintain all Collateral that is Equipment in good operating condition and repair, subject to ordinary wear and tear, make all necessary repairs thereto and replacement of parts thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved in all material respects; and Borrower shall keep books and records with respect to such Collateral, including maintenance records, which are complete and accurate in all material respects.

Section 5.11 Loss; Damage; Destruction and Seizure.

(a)	If while payment Obligations are outstanding any item of Collateral is lost, stolen, destroyed, damaged beyond repair or seized by a Governmental Authority (an “Event of Loss”), then, at Borrower’s option, either (i) Agent shall receive from the proceeds of insurance maintained pursuant to Section 5.06, from any award paid by the seizing Governmental Authority or, to the extent not received from the proceeds of insurance or award or both, from Borrower, on or before the next scheduled Payment Date succeeding such Event of Loss, an amount equal to the replacement value of the item of Collateral subject to the Event of Loss which shall be held as additional Collateral for the Advance, or (ii) if no Event of Default has occurred and is continuing, Borrower may use any such proceeds to purchase an item of Collateral to replace the item of Collateral which was subject to the Event of Loss and such replacement Collateral shall become part of the Collateral. On the date of receipt by Agent of the amount specified hereinabove with respect to each such item of Collateral subject to an Event of Loss, the provisions of this Loan Agreement shall terminate as to such Collateral. Pending Borrower’s election of the options set forth above, any proceeds of insurance maintained by Borrower with respect to the Collateral pursuant to Section 5.06 and received by Borrower shall be paid to Agent promptly upon their receipt by Borrower. If any proceeds of insurance or awards received from Governmental Authorities are in excess of the amount owed under this Section 5.11(a), Agent shall promptly remit to Borrower the amount in excess of the amount to be held by Agent.

(b)	So long as no Event of Default has occurred and is continuing, any proceeds of insurance maintained pursuant to Section 5.06 received by Agent or Borrower with respect to an item of Collateral the repair of which is practicable shall, at the election of Borrower, be applied either to the repair or replacement of such Collateral or, upon Agent’s receipt of evidence of the repair or replacement of the Collateral reasonably satisfactory to Agent, to the reimbursement of Borrower for the cost of such repair or replacement. All replacement parts and equipment acquired by Borrower in replacement of Collateral pursuant to this Section 5.11 shall immediately become part of the Collateral upon acquisition by Borrower. Borrower shall take such actions and provide such documentation as may be reasonably requested by Agent to protect and preserve Agent’s first priority security interest and otherwise to avoid any impairment of Agent’s rights under the Transaction Documents, in connection with such repair or replacement.

Section 5.12 Collateral Control. Borrower shall not (i) terminate, waive or release any material right with respect to any Collateral, or (ii) remove any items of Collateral from Borrower’s facility located at the address specified in Section 9.07, the locations specified on Schedule 2, or such other address agreed to in writing by Lender except as permitted by Section 5.13.

Section 5.13 Liens; No Disposition of Collateral. Borrower shall not (i) in any way hypothecate or create or permit to exist any Lien with respect to any of its or its Subsidiaries’ property, except for Permitted Liens, or (ii) sell, transfer, assign, pledge, collaterally assign, exchange, or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers: (A) of Inventory in the ordinary course of business, (B) of non-exclusive licenses, or exclusive licenses limited to certain geographical territories or fields of use, and similar arrangements for the use of the property of Borrower or its Subsidiaries in connection with a bona fide business strategy, (C) of worn-out or obsolete Equipment, or (D) by Borrower to its Subsidiaries in an aggregate amount not to exceed $1,000,000 on an annual basis.

Section 5.14 Mergers and Acquisitions. Without the prior written consent of Agent, Borrower shall not be acquired by any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934), whether by merger or consolidation, or through a transaction or series of transactions pursuant to which the holders of Borrower’s voting Equity Securities do not hold at least 50% of the voting power of Borrower or any resulting Person after such transaction or transactions, or through the sale of all or substantially all of its assets, unless (i) the Obligations are assumed or guarantied by a Person which is the ultimate parent entity (the “Acquirer”) of the acquiring Person and (ii) the Acquirer is a creditworthy entity (as determined by Agent in its sole discretion).

Section 5.15 Distributions. Except as disclosed on Schedule 2, prior to the effective date of the initial registration statement covering a public offering of Borrower’s securities, without the prior written consent of Agent, Borrower shall not (i) pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed $100,000); (iii) return any capital to any holder of its Equity Securities as such; (iv) make any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or (v) set apart any sum for any such purpose; provided, however, Borrower may declare dividends payable solely in common stock.

Section 5.16 Indebtedness. Borrower shall not, create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

Section 5.17 Investments. Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

Section 5.18 Transactions with Affiliates. Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly enter into or permit to exist any material transaction with any Affiliate, except for transactions that are in the ordinary course of such Person’s business, upon fair and reasonable terms that are no less favorable to Borrower, or such Subsidiary, than would be obtained in an arms’ length transaction with a non-affiliated Person; provided that the foregoing restriction shall not apply to (i) any transaction between Borrower and any of its Subsidiaries or between any Subsidiaries that is not otherwise prohibited by this Loan Agreement, (ii) reasonable and customary fees paid to members of the board of directors of Borrower and its Subsidiaries, and (iii) compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business.

Section 5.19 Indebtedness Payments. Borrower shall not (i) prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Loan Agreement) or any lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness (other than the Advances) or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any Indebtedness to officers, directors or shareholders.

Section 5.20 Accounts. Borrower shall not, and shall not permit its Subsidiaries to, maintain any deposit accounts or securities accounts except accounts with respect to which Agent has obtained an agreement with the bank or other financial institution sufficient to perfect a security interest in such deposit accounts or securities accounts.

Article 6. PRESERVATION OF COLLATERAL BY AGENT.

Should Borrower fail or refuse to make any payment, perform or observe any other covenant, condition or obligation, or take any other action which Borrower is obligated under any Transaction Document to make, perform, observe, take or do at the time or in the manner provided in any Transaction Document, then at Agent’s sole and absolute discretion, without notice to or demand upon Borrower and without releasing Borrower from any obligation, covenant or condition in any Transaction Document, Agent may make, perform, observe, take or do the same in such manner and to such extent as Agent may deem necessary to protect its security interest in or the value of the Collateral. In furtherance of the foregoing rights, Borrower does hereby irrevocably appoint Agent (which appointment is coupled with an interest), the true and lawful attorney-in-fact of Borrower with full power of substitution, for it and in its name (i) to perform (but Agent shall not be obligated to and shall incur no liability to Borrower or any third party for failure to perform) any act which Borrower is obligated by this Loan Agreement to perform, (ii) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 2.01 with full power to settle, adjust or compromise any claim thereunder as fully as if Agent were Borrower itself, (iii) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Agent’s possession or under Agent’s control, (iv) to make all demands, consents and waivers, or take any other action with respect to, the Collateral, (v) in Agent’s discretion, to file any claim or take any other action or institute proceedings, either in its own name or in the name of Borrower or otherwise, which Agent may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Agent in and to the Collateral, and (vi) to otherwise act with respect thereto as though Agent were the outright owner of the Collateral; provided, however, that the power of attorney herein granted shall be exercisable only upon the occurrence and during the continuation of an Event of Default unless in Agent’s reasonable opinion immediate action is necessary to preserve or protect the Collateral. Borrower agrees to reimburse Agent upon demand for all reasonable costs and expenses, including attorneys’ fees and expenses, which Agent may incur while acting as Borrower’s attorney in fact or otherwise under this Article 6, all of which costs and expenses are included within the Obligations.

Article 7. EVENTS OF DEFAULT.

Section 7.01 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under the Transaction Documents:

(a)	Failure to Pay. Borrower shall fail to pay when due any principal, interest or other payment required under the terms of this Loan Agreement or any other Transaction Document on the date due and such payment shall not have been made within three (3) Business Days of the due date; or

(b)	Insurance. Borrower or any of its Subsidiaries shall fail to observe or perform any covenant set forth in Section 5.06 and such failure shall continue for a period of five (5) Business Days after notice thereof is given to Borrower by Agent; or

(c)	Breaches of Other Covenants. Borrower or any of its Subsidiaries shall fail to perform or observe (i) any of the terms, covenants or agreements contained in Sections 5.03, 5.05, or 5.11 through 5.20 hereof or (ii) any other term, covenant, or agreement contained in any Transaction Document (other than the other Events of Default specified in this Article 7) and such failure remains unremedied for the earlier of twenty (20) days from (x) the date on which the Agent has given the Borrower written notice of such failure and (y) the date on which the Borrower knew or should have known of such failure; or

(d)	Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Agent in writing in connection with this Loan Agreement or any of the other Transaction Documents, or as an inducement to Agent or Lenders to enter into the Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(e)	Other Payment Obligations. Borrower or any of its Subsidiaries shall fail to make any payment when due under the terms of any Indebtedness to be paid by such Person (excluding this Loan Agreement and the other Transaction Documents but including any other Indebtedness of Borrower or any of its Subsidiaries to Agent or any Lender) and such failure shall continue beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition contained in any such Indebtedness, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause Indebtedness in an aggregate amount of One Hundred Thousand Dollars ($100,000) or more to become due prior to its stated date of maturity; or

(f)	Voluntary Bankruptcy or Insolvency Proceedings. Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of affecting any of the foregoing; or

(g)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or any of its Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

(h)	Judgments. A final judgment or order for the payment of money in excess of One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Borrower or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(i)

Transaction Documents. Any Transaction Document or any material term thereof shall cease to be, or be asserted by Borrower not to be, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms or if the Liens of Agent in the Collateral shall cease to be or shall not be valid, first priority perfected Liens or Borrower shall assert that such Liens are not valid, first priority and perfected Liens.

Article 8. AGENT’S RIGHTS AND REMEDIES

Section 8.01 Rights of Agent upon Default. Upon the occurrence and during the existence of any Event of Default (other than an Event of Default referred to in Sections 7.01(f) and 7.01(g)) and at any time thereafter during the continuance of such Event of Default, Agent may, by written notice to Borrower, declare all outstanding Obligations, including, without limitation, the non-cancelable obligation to make each payment scheduled to be made under Sections 1.02(b) and 1.02(c), payable by Borrower hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 7.01(f) and 7.01(g), immediately and without notice, all outstanding Obligations, including, without limitation, the non-cancelable obligation to make each payment scheduled to be made under Sections 1.02(b) and 1.02(c), payable by Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding.

Section 8.02 Rights Regarding Collateral. Borrower agrees that when any Event of Default has occurred and is continuing, Lenders or Agent, on behalf of Lenders, shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limiting the foregoing, Lenders or Agent may, at the election of Lenders, exercise any one or more or all, and in any order, of the remedies herein set forth, including the following: (i) Agent or Lenders, personally or by agents or attorneys, shall have the right (subject to compliance with any applicable mandatory legal requirements) to require Borrower to assemble the Collateral and make it available to Agent at a place to be designated by Agent in California or to take immediate possession of the Collateral, or any portion thereof, and for that purpose may pursue the same wherever it may be found, and may enter any premises of Borrower, with or without notice, demand, process of law or legal procedure, to the extent permitted by applicable law, and search for, take possession of, remove, keep and store the same, or use and operate or lease the same until sold; (ii) Agent or Lenders may, if at the time such action may be lawful and always subject to compliance with any mandatory legal requirements, either with or without taking possession and either before or after taking possession, without instituting any legal proceedings whatsoever, having first given notice of such sale by registered or certified mail to Borrower once at least ten (10) days prior to the date of such sale, and having first given any other notice which may be required by law, sell and dispose of the Collateral, or any part thereof, at a private sale or at public auction, to the highest bidder, in one lot as an entirety or in separate lots, and either for cash or on credit and on such terms as Lenders may determine, and at any place (whether or not it be the location of the Collateral or any part thereof) designated in the notice referred to above. Agent and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 8.02, to use, without charge, Borrower’s intellectual property that remains embedded or contained in the Collateral, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided, however, such license shall only be exercisable in connection with the disposition of Collateral upon Agent’s or Lenders’ exercise of their remedies hereunder. To the extent permitted by applicable law, any such sale or sales may be adjourned from time to time by announcement at the time and place appointed for such sale or sales, or for any such adjourned sale or sales, without further published notice, and Borrower, Agent, Lenders, or the holder or holders of the Note, or of any interest therein, may bid and become the purchaser at any such sale; and (iii) Agent or Lenders may proceed to protect and enforce this Loan Agreement and the other Transaction Documents by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement herein contained or in execution or aid of any power herein granted; or for foreclosure hereunder, or for the appointment of a receiver or receivers for any real property security or any part thereof, or for the recovery of judgment for the Obligations or for the enforcement of any other proper, legal or equitable remedy available under applicable law. With respect to any of Borrower’s owned premises, Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Agent’s or Lenders’ rights or remedies provided herein, at law, in equity, or otherwise.

Section 8.03 Agent’s Liability for Collateral. So long as Agent complies with its obligations, if any, under the Code, neither Agent nor Lenders shall in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner of fashion from any cause other than Agent’s or such Lender’s gross negligence or willful misconduct; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

Section 8.04 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Agent at the time of, or received by Agent after, the occurrence of an Event of Default hereunder) shall be paid to and applied as follows: (i) First, to the payment of reasonable costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Agent or Lenders; (ii) Second, to the payment to Lenders pro rata in accordance with the Advance Percentages of the amounts then owing or unpaid on the Notes, including each payment scheduled to be made under Sections 1.02(b), 1.02(c) and 1.02(d) of this Loan Agreement; (iii) Third, to the payment of other amounts then payable to Agent or Lenders under any of the Transaction Documents; and (iv) Fourth, to the payment of the surplus, if any, to Borrower, its successors and assigns, or to whomsoever may be lawfully entitled to receive the same. In the event that, notwithstanding the foregoing, proceeds and/or avails of the Collateral, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lenders ratably for application to the payments of amounts due to the other Lenders.

Section 8.05 Reinstatement of Rights. If Agent shall have proceeded to enforce any right under this Loan Agreement or any other Transaction Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Agent shall be restored to its former position and its rights hereunder with respect to the property subject to the security interest created under this Loan Agreement shall be reinstated.

Section 8.06 Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with the California Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver possession or control of such Collateral to the Agent or in accordance with the Agent’s instructions. Borrower by its execution and delivery of this Loan Agreement hereby consents to the foregoing.

Article 9. MISCELLANEOUS.

Section 9.01 Modifications, Amendments or Waivers. The provisions of any Transaction Document may be modified, amended or waived only by a written instrument signed by the parties thereto.

Section 9.02 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure of Agent or any Lender in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of Agent and the Lenders are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of Agent or any Lender of any breach or default under this Loan Agreement or any such waiver of any provision or condition of this Loan Agreement must be in writing and shall be effective only in the specified instance and to the extent specifically set forth in such writing.

Section 9.03 Reimbursement. Borrower shall reimburse Agent and the Lenders for all costs and expenses, including without limitation, reasonable attorneys’ fees and disbursements expended or incurred in any arbitration, mediation, judicial reference, legal action or otherwise in connection with (i) the amendment and enforcement of the Transaction Documents, including without limitation during any workout, attempted workout and/or in connection with the rendering of legal advice as to Agent’s or Lenders’ rights, remedies and obligations under the Transaction Documents, (ii) collecting any sum which becomes due Agent or Lender under any Transaction Document, (iii) any proceeding for declaratory relief, any counterclaim to any proceeding, or any appeal, or (v) the protection, preservation or enforcement of any rights of Agent or Lender. For the purpose of this section, attorneys’ fees shall include, without limitation, fees incurred in connection with the following: (1) contempt proceedings; (2) discovery, (3) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (4) garnishment, levy, and debtor and third party examinations; and (5) post-judgment motions and proceedings of any kind, including without limitation, any activity taken to collect or enforce any judgment. All of the foregoing costs and expenses shall be payable by Borrower upon demand by Agent, and if not paid within thirty (30) days of presentation of invoices shall bear interest at the highest applicable Default Rate.

Section 9.04 Indemnification. Borrower agrees upon demand to pay or reimburse Agent and the Lenders for all liabilities, obligations and out-of-pocket expenses, including reasonable fees and expenses of counsel for Agent and the Lenders, from time to time arising in connection with the enforcement or collection of sums due under the Transaction Documents. Borrower shall indemnify, reimburse and hold Agent and the Lenders and their permitted assigns, each of Agent’s, Lenders’ or their permitted assigns’ partners, and each of their respective successors, assigns, agents, officers, directors, shareholders, servants, agents and employees harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such indemnified party in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of applicable governmental authorities), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Advance, including acquisition, use, ownership, operation, possession, control, storage, return or condition of any item of Equipment constituting Collateral (regardless of whether such item of Equipment is at the time in the possession of Borrower), the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Loan Agreement or any other Transaction Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of Equipment constituting Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials from any item of Equipment financed by an Advance or constituting Collateral, including any Claims asserted or arising under any Environmental Law, or (iv) any Claim for negligence or strict or absolute liability in tort; provided, however, that Borrower shall not indemnify Agent or any Lender for any liability incurred by such Person as a result of that Person’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Loan Agreement. Upon Agent’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Agent or any Lender and its permitted assigns, each of Agent’s, Lenders’ or their permitted assigns’ partners, and each of their respective successors, assigns, agents, officers, directors, shareholders, servants, agents and employees against any indemnified Claim described in this Section 9.04. Borrower shall not settle or compromise any Claim against or involving Agent or any Lender without first obtaining such Person’s written consent thereto, which consent shall not be unreasonably withheld. The obligations in this Section 9.04 shall survive payment of all other Obligations until all applicable statute of limitation periods with respect to actions that may be brought against Agent or Lenders have run. All amounts owing under this Section 9.04 shall be paid within thirty (30) days after written demand.

Section 9.05 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LOAN AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM AGENT OR ANY LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

Section 9.06 Disbursements and Payments.

(a)	Disbursements. Lenders shall disburse each Advance to Borrower according to the following account and wire transfer instructions:

Credit:	Mascoma Corporation
Bank Name:	Silicon Valley Bank
Bank Address:	3003 Tasman Drive, Santa Clara, CA 95054
Account Number:	3300500978
ABA Routing Number:	121140399
Reference:	Pinnacle Advance

(b)	Regularly Scheduled Payments. All regularly scheduled payments due to Agent shall be effected by automatic debit of the appropriate funds from Borrower’s primary operating account set forth below:

Account Holder:	Mascoma Corporation
Bank Name:	Silicon Valley Bank
Bank Address:	3003 Tasman Drive, Santa Clara, CA 95054
Account Number:	3300500978
ABA Routing Number:	121140399

(c)	Other Payments. All payments to Agent other than regularly scheduled payments may be made via wire transfer as follows:

Wire Transfer Payment

Credit:	Pinnacle Ventures L.L.C.
Bank Name:	Wells Fargo Bank
Bank Address:	400 Hamilton Avenue, Palo Alto, CA 94302
Account Number:	4121080832
ABA Routing Number:	121000248
Reference:	Mascoma Corporation

Section 9.07 Notices. All notices and other communications given to or made upon any party hereto in connection with this Loan Agreement shall be in writing and (except for financial statements and other informational documents which may be sent by email) shall be delivered by certified mail, postage prepaid, return receipt requested, by a nationally recognized overnight courier, or by prepaid facsimile or personally delivered to the respective parties, as follows:

Borrower:	MASCOMA CORPORATION
161 First Street, Second Floor East
Cambridge, MA 02142
Telephone: (617) 715-6975
Telecopier: (617) 868-0408
Attention: Colin South, CEO

Agent:	PINNACLE VENTURES, L.L.C.
130 Lytton Avenue, Suite 220
Palo Alto, CA 94301
Telephone: (650) 926-7800
Telecopier: (650) 926-7801
Email: rsavoie@pinnacleven.com
Attention: Chief Financial Officer

or in accordance with any subsequent written direction from either party to the other. All such notices and other communications shall, except as otherwise expressly herein provided, be effective when received; or in the case of delivery by messenger or overnight delivery service, when left at the appropriate address.

Section 9.08 Lenders and Allocations of Advances. Notwithstanding anything herein to the contrary, each Lender severally commits to make such Lender’s Advance Percentage of each Advance. No Lender shall have liability for the commitment to make Advances of any other Lender. Borrower agrees that by notice to Borrower, Agent may reallocate the Advance Percentages among the Lenders or among the Lenders and other investment funds affiliated with Agent. Whether or not specified in any provision of this Loan Agreement, all references to Agent in this Loan Agreement shall mean Agent for the benefit of the Lenders unless the context otherwise requires.

Section 9.09 Severability. If any provision of any Transaction Document is held invalid or unenforceable to any extent or in any application, the remainder of such Transaction Document and all other Transaction Documents, or the application of such provision to different Persons or circumstances or in different jurisdictions, shall not be affected thereby.

Section 9.10 Reliance by Agent and the Lenders. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and have been relied upon by Agent and the Lenders, notwithstanding investigation by Agent.

Section 9.11 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Loan Agreement or any of the other Transaction Documents shall be payable without notice or demand and shall be payable without set-off or reduction of any manner whatsoever.

Section 9.12 Survival. All representations, warranties, covenants and agreements of Borrower contained herein or made in writing in connection herewith shall survive the execution and delivery of the Transaction Documents, the making of Advances hereunder, the granting of security and the issuance of the Notes.

Section 9.13 Confidentiality. Agent and the Lenders agree to hold non-public information received in confidence and shall not disclose such information to third parties except to their employees, members, partners or the partners of its affiliated investment funds, their lenders, and professional advisors to the foregoing, including attorneys and accountants, and others under a similar duty of confidentiality, and as Agent may deem necessary in its reasonable judgment to satisfy its legal obligations or to enforce Agent’s or Lenders’ rights under any Transaction Document. Borrower acknowledges that Lenders may issue press releases, advertisements, and other promotional materials, either in print or on Lenders’ website(s), describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lenders shall have the right to identify Borrower by name and use Borrower’s corporate logo in those materials, solely for marketing purposes.

Section 9.14 Choice of Law and Venue; Jury Trial Waiver. THIS LOAN AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. BORROWER, AGENT AND THE LENDERS HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE NORTHERN DISTRICT OF CALIFORNIA. BORROWER, AGENT AND THE LENDERS HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

Section 9.15 Successors and Assigns. This Loan Agreement and the other Transaction Documents shall be binding upon and inure to the benefit of Agent and the Lenders, all future holders of the Note, Borrower and their respective successors and permitted assigns, except that Borrower may not assign or transfer its rights hereunder or thereunder or any interest herein or therein without the prior written consent of Agent, except as provided in Section 5.14. Agent or Lenders may assign all or any portion of their rights hereunder and under one or more Notes to any of its affiliated investment funds or to any one or more financial institutions or funds or an agent or trustee for such financial institutions or funds (an “Assignee”) and may sell to any of its affiliated investment funds or to any one or more financial institutions or funds or an agent or trustee for such financial institutions or funds (a “Participant”) participation interests in Agent’s or Lenders’ rights hereunder and under one or more Notes. Agent and the Lenders may disclose the Transaction Documents and any other financial or other information relating to Borrower or any Subsidiary to any potential Assignee or Participant, provided that such Participant agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.

Section 9.16 Counterparts. This Loan Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 9.17 Further Assurances. Borrower will, at its own expense, from time to time do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, transfers and assurances, and all financing and continuation statements and similar notices, reasonably necessary or proper for the perfection of the security interest being herein provided for in the Collateral, whether now owned or hereafter acquired.

Section 9.18 Entire Agreement. This Loan Agreement and each of the other Transaction Documents, taken together, constitute and contain the entire agreement of Borrower, Agent and the Lenders and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

Section 9.19 Termination. Upon payment in full of the Obligations (other than obligations arising under the Warrant or Section 5.04 hereof) and, if any unfunded Commitment remains available to Borrower, Agent’s receipt of Borrower’s written request to terminate such Commitment, the Loan Agreement and the security interests granted herein shall terminate and all rights to the Collateral shall revert to Borrower; provided that Sections 5.04, 9.03, 9.04, 9.05, 9.13 and 9.14 shall survive and shall not be affected by any such termination.

Article 10. DEFINITIONS.

All terms defined in the Code shall have the respective meanings specified in the Code. In addition, for purposes of this Loan Agreement the following capitalized terms shall have the meanings set forth below:

“Advance” shall have the meaning set forth in Section 1.01 of this Loan Agreement.

“Advance Percentage” shall mean, with respect to a Lender, the percentage of each Advance specified opposite such Lender’s name on Schedule 1 hereto.

“Affiliate” shall mean any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, members, joint venturers or partners. When used with respect to a Lender, Affiliate shall also include any Affiliate of Agent.

“Borrower’s Books” shall mean all of Borrower’s books and records including without limitation: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrower’s Primary Operating Account” shall have the meaning set forth in Section 5.05 of this Loan Agreement.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in San Francisco, California.

“Closing” shall mean the date, time and place as the parties may agree for the execution of this Loan Agreement.

“Code” shall mean the Uniform Commercial Code as in effect from time to time in the state of California.

“Collateral” shall mean property described on Exhibit B attached hereto.

“Commitment” shall have the meaning set forth in Section 1.01 of this Loan Agreement.

“Contractual Obligation” of any Person shall mean, any indenture, note, security, deed of trust, mortgage, security agreement, lease, guaranty, instrument, contract, agreement or other form of obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

“Copyrights” shall mean any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Default” shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

“Default Rate” shall mean, as of any date of determination, an interest rate per annum equal to five percent (5%) in excess of the rate per annum otherwise applicable on such date.

“Environmental Laws” shall mean all Requirements of Law relating to the protection of human health or the environment, including, without limitation, (i) all Requirements of Law, pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of hazardous materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and (ii) all Requirements of Law pertaining to the protection of the health and safety of employees or the public.

“Equipment” shall mean all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equity Securities” of any Person shall mean (i) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (ii) all warrants, options and other rights to acquire any of the foregoing.

“Event of Default” shall have the meaning set forth in Article 7 of this Loan Agreement.

“Event of Loss” shall have the meaning set forth in Section 5.11 (a) of this Loan Agreement.

“Financial Statements” shall mean, with respect to any accounting period for any Person, statements of operations, retained earnings and cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, except in the case of unaudited Financial Statements, for the absence of footnotes and normal year-end adjustments. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

“Funding Date” shall mean any date on which an Advance is made to or on account of Borrower under this Loan Agreement.

“Funding Termination Date” shall have the meaning set forth in Section 1.01 of this Loan Agreement.

“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Indebtedness” of any Person shall mean and include the aggregate amount of, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with generally accepted accounting principles), (iv) all obligations under capital leases of such Person, (v) all obligations or liabilities of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed, (vi) all guaranties of such Person of the obligations of another Person, (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement upon an event of default are limited to repossession or sale of such property), (viii) net exposure under any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such Person, which agreements shall be marked to market on a current basis, and (ix) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit.

“Intellectual Property” shall mean: (i) Copyrights, Trademarks, Patents, and Mask Works; (ii) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; (iii) any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; (iv) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (v) all licenses or other rights to use any of the Copyrights, Patents, Trademarks, or Mask Works, and all license fees and royalties arising from such use; (vi) all amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents or Mask Works; and (vii) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” shall mean all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” shall mean the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, any Person.

“Landlord Waiver” shall mean the Landlord Waiver substantially in the form attached as Exhibit D hereto.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Code or comparable law of any jurisdiction.

“Loan Agreement” shall mean this Loan and Security Agreement, as amended, restated or otherwise modified from time to time.

“Management Rights Agreement” shall mean a management rights agreement entered into by Borrower and Agent contemporaneously with the execution of this Loan Agreement.

“Mask Works” shall mean all mask works or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of Borrower and its Subsidiaries, taken as a whole; (ii) the ability of Borrower and its Subsidiaries to pay or perform the Obligations in accordance with the terms of this Loan Agreement and the other Transaction Documents and to avoid an Event of Default under any Transaction Document; or (iii) the rights and remedies of any Lender under this Loan Agreement, the other Transaction Documents or any related document, instrument or agreement.

“Note” shall mean a promissory note or notes of Borrower substantially in the form attached as Exhibit A hereto.

“Obligations” shall mean and include all loans, advances, debts, liabilities, and obligations, including, without limitation, the noncancelable obligation to make each payment scheduled to be made under Sections 1.02(b), 1.02(c) and 1.02(d), howsoever arising, owed by Borrower to Lenders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Loan Agreement or the other Transaction Documents, including, without limitation, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Borrower hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Patents” shall mean all patents, patent applications and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment Date” shall have the meaning set forth in Section 1.02(b) of this Loan Agreement.

“Permitted Indebtedness” shall mean: (i) Indebtedness of Borrower in favor of Lenders arising under this Loan Agreement or any other Transaction Document; (ii) Indebtedness existing at Closing and disclosed on Schedule 2; (iii) Indebtedness secured by a lien described in clause (vi)(A) of the defined term “Permitted Liens,” provided (A) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness, (B) such Indebtedness does not exceed $100,000 in the aggregate at any given time, and (C) the holder of such Indebtedness agrees to waive any rights of set off such holder may have with respect to such Indebtedness in the deposit or investment accounts of Borrower and its Subsidiaries on terms reasonably satisfactory to Agent; (iv) Subordinated Debt; (v) Indebtedness incurred for the acquisition of supplies or inventory on normal trade credit; (vi) parent guarantees made by Borrower in connection with a project financing of an Affiliate or a Subsidiary which is subordinated in right of payment on terms and conditions reasonably acceptable to Agent; and (vi) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness (i) through (v) above.

“Permitted Investments” shall mean: (i) Investments existing at Closing disclosed on Schedule 2; (ii)(A) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (B) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (C) certificates of deposit maturing no more than one (1) year from the date of investment therein; (iii) temporary advances to cover incidental expenses in the ordinary course of business; (iv) investments in joint ventures, strategic alliances, licensing and similar arrangements customary in Borrower’s industry and which do not require Borrower to assume or otherwise become liable for the obligations of any third party not directly related to or arising out of such arrangement or require Borrower to transfer ownership of non-cash assets to such joint venture or other entity; (v) Investments consisting of (A) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business not to exceed $50,000 and (B) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or arrangements approved by Borrower’s board of directors; (vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and (vii) Investments consisting of notes receivable or, prepaid royalties and other credit obligations to customers and suppliers who are not Affiliates, in the ordinary course of business.

“Permitted Liens” shall mean and include: (i) Liens in favor of Agent; (ii) Liens existing at Closing and disclosed on Schedule 2; (iii) other Liens subordinated to the Liens in favor of Agent; (iv) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Agent for the eventual payment thereof if subsequently found payable; (v) leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower’s business; (vi) Liens (A) upon or in any Equipment which was acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; (vii) bankers’ liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business;

(viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (ix) Liens for taxes or other Taxes not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Agent for the eventual payment thereof if subsequently found payable; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (xi) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; and (xii) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (iii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

“Prime Rate” shall mean the prime rate published in the Wall Street Journal dated as of the applicable Funding Date.

“Requirement of Law” applicable to any Person shall mean (i) the articles or certificate of incorporation, bylaws or other governing documents of such Person, (ii) any Governmental Rule applicable to such Person, (iii) any license, permit, approval or other authorization granted by any Governmental Authority to or for the benefit of such Person and (iv) any judgment, decision or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Subordinated Debt” shall mean any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Lenders on terms acceptable to Lenders (and identified as being such by Borrower and Lenders).

“Subsidiary” of any Person shall mean (i) any corporation of which more than fifty percent (50%) of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (ii) any partnership, joint venture, or other association of which more than fifty percent (50%) of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other subsidiaries and (iii) any other Person included in the financial statements of such Person on a consolidated basis. Any reference to a Subsidiary without designation of the ownership of such Subsidiary shall be deemed to refer to a Subsidiary of Borrower.

“Tax” or “Taxes” shall mean any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Governmental Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction solely as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Transaction Documents), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located.

“Trademarks” shall mean any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Documents” shall mean, collectively, the Loan Agreement, the Notes, the Management Rights Agreement, the Warrant Purchase Agreement, the Warrant and the other documents executed in connection herewith.

“Warrant” shall mean a warrant or warrants to purchase capital stock of the Borrower issued by Borrower to an Affiliate of Lenders pursuant to a Warrant Purchase Agreement contemporaneously with the execution of this Loan Agreement.

“Warrant Purchase Agreement” shall mean a warrant purchase agreement under which a Warrant is issued entered into by Borrower and an Affiliate of Lenders contemporaneously with the execution of this Loan Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date first written above.

AGENT:		BORROWER:

PINNACLE VENTURES, L.L.C.,		MASCOMA CORPORATION,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Robert N. Savoie	By:	/s/ Colin R South

Name:	Robert N. Savoie	Name:	Colin R South

Title:	Chief Financial Officer	Title:	PRESIDENT

LENDERS:

PINNACLE VENTURES II-A (SUB), L.P.,

a Delaware limited partnership

PINNACLE VENTURES II-B, L.P.,

a Delaware limited partnership

PINNACLE VENTURES II-C, L.P.,

a Delaware limited partnership

PINNACLE VENTURES II-R (SUB), L.P.,

a Delaware limited partnership

By:	Pinnacle Ventures Management II, L.L.C., their general partner

By:	/s/ Robert N. Savoie

Name:	Robert N. Savoie

Title:	Chief Financial Officer

EXECUTION COPY

SCHEDULE 1

Lender	Advance Percentage

PINNACLE VENTURES II-A (SUB), L.P.	2%

PINNACLE VENTURES II-B, L.P.	84%

PINNACLE VENTURES II-C, L.P.	7%

PINNACLE VENTURES II-R (SUB), L.P.	7%

SCHEDULE 2

Other Names:	None

Deposit and Securities Accounts:	Silicon Valley Bank
Deposit Account 3300500978
Securities Account 486-03938-10 RRZGQ

Other Collateral Locations:	None

Existing Indebtedness:	Liens and other indebtedness in connection with a certain sublease between the Borrower and the Dartmouth Regional Technology Center, dated as of September 19, 2006

Existing Investments:	(See Deposit and Securities Accounts above]

Existing Liens:	Liens and other indebtedness in connection with a certain sublease between the Borrower and the Dartmouth Regional Technology Center, dated as of September 19, 2006

Existing Repurchase Obligations:

1. Put Rights of Andrew Richard with respect to shares of common stock purchased pursuant to a restricted stock purchase agreement between Dr. Richard and Borrower, dated September 19, 2006.

2. Put Rights of Dartmouth College with respect to shares of common stock purchased pursuant to a stock purchase agreement between Dartmouth College and Borrower, dated July 10, 2006.

3. Put Rights of Stellenbosch University Investment Trust (“Stellenbosch”) with respect to shares of common stock to be issued pursuant to stock purchase agreements between Stellenbosch and Borrower in connection with license agreements between Stellenbosch and Borrower.

A-1

EXHIBIT A

SECURED PROMISSORY NOTE

$	Dated:

FOR VALUE RECEIVED, the undersigned, MASCOMA CORPORATION (“Borrower”), a Delaware corporation, HEREBY PROMISES TO PAY to the order of Pinnacle Ventures, L.L.C. (“Agent”) for the account of the Lenders the principal amount of                                          Dollars ($        ) or such lesser amount as shall equal the aggregate outstanding principal balance of the Advance made by Agent on the date hereof to Borrower pursuant to the Loan and Security Agreement referred to below (the “Loan Agreement”), plus all payments arising under Sections 1.02(b) (excluding the portion of the payments representing the original principal amount) and 1.02(c) of the Loan Agreement with respect to such Advance, on the dates and in the amounts set forth in the Loan Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Loan Agreement.

Payments under this Note shall be made as follows:

Interim Payment on Funding Date:	$

monthly payments on the first Business Day of each Month after the Funding Date	$ , commencing

30 monthly payments on the first Business Day of each Month after the Funding Date	$ , commencing

All other payments due under this Note or under the Loan Agreement shall be payable as and when specified in the Loan Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan and Security Agreement, dated as of October 6, 2006 between Borrower, Agent and the Lenders. This Note and the obligation of Borrower to repay the unpaid principal amount of the Advance, interest on the Advance, premium, if any, and all other amounts due Agent and Lenders under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Agent or any Lender in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

A-1

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

MASCOMA CORPORATION, a Delaware corporation

By:

Name:

Title:

A-2

EXHIBIT B

The Collateral shall consist of all right, title, interest, claims and demands of Borrower in and to the following:

(a) All goods and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s books relating to any of the foregoing;

(c) All contract rights, general intangibles, health care insurance receivables, payment intangibles and commercial tort claims, now owned or hereafter acquired, including, without limitation, all patents, patent rights (and applications and registrations therefor), trademarks and service marks (and applications and registrations therefor), inventions, copyrights, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (subject, in each case, to the contractual rights of third parties to require funds received by Borrower to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts letters of credit, letter of credit rights, supporting obligations, certificates of deposit, instruments, chattel paper, electronic chattel paper, tangible chattel paper and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and Borrower’s books relating to the foregoing; and

(f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation, insurance, condemnation, requisition or similar payments and the proceeds thereof.

Notwithstanding the foregoing, the Collateral shall not be deemed to include any copyrights, copyright applications, copyright registrations and like protection in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, trademarks, servicemarks and applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized by such trademarks, any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; or any claims for damage by way of any past, present and future infringement of any of the foregoing (collectively, the “Intellectual Property”), except that the Collateral shall include (A) the proceeds of all the Intellectual Property that are accounts, (i.e. accounts receivable) of Borrower, or general intangibles consisting of rights to payment, and (B) if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the date of Closing, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.